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Filed pursuant to Rule 424(b)(5)
Registration No. 333-158308

        Prospectus Supplement
(To Prospectus Dated March 31, 2009)

Orient-Express Hotels Ltd.

22,500,000 Class A Common Shares

We are offering up to 22,500,000 class A common shares, par value $.01 each, through this prospectus supplement and the accompanying prospectus. Our class A common shares trade on the New York Stock Exchange under the symbol "OEH." On April 28, 2009, the last sale price of our class A common shares as reported on the New York Stock Exchange was $6.01 per share.

On April 28, 2009, we had issued and outstanding 50,959,500 class A common shares and 18,044,478 class B common shares, par value $.01 each. Our bye-laws provide that our board of directors cannot declare a cash dividend on either of our class A common shares or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of our shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares" in the accompanying prospectus.

This prospectus supplement also relates to rights to purchase our series A junior participating preferred shares. These rights are not currently exercisable and are attached to and transferable only with the class A common shares sold in this offering. See "Description of the Common Shares—Preferred Share Purchase Rights" in the accompanying prospectus.

Investing in our class A common shares involves significant risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body, including any Bermuda regulatory authority, has approved or disapproved of the securities being offered by this prospectus supplement, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.7500	$129,375,000
Underwriting discounts and commissions	$0.2875	$ 6,468,750
Proceeds, before expenses, to us	$5.4625	$122,906,250

The underwriters may also purchase up to an additional 3,375,000 class A common shares from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus supplement to cover over-allotments.

Deutsche Bank Securities Inc., acting as representative of the underwriters, expects to deliver the shares against payment on or about May 4, 2009.

Deutsche Bank Securities
Barclays Capital

The date of this prospectus supplement is April 28, 2009.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. We are providing information to you about this offering in two separate documents that are combined together. The first document is this prospectus supplement, which provides you with some specific details regarding this offering, including the public offering price, and the amount of class A common shares being offered and some of the risks of investing in our securities. The second document is the accompanying prospectus, which provides you with more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference in this prospectus supplement that we filed with the SEC subsequent to the date of the prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information."

        Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

        Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereunder and the distribution of this prospectus outside the United States.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the factors described under the heading "Risk Factors" in this prospectus supplement beginning on page S-14, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

Orient-Express Hotels Ltd.

        We are a hotel and travel company focused on the luxury end of the leisure market with many well-known and highly acclaimed properties. We manage all of our properties, including those we partially own.

        Hotels and restaurants represent the largest segment of our business, contributing 83% of our revenue in 2007, and 90% of our revenue in 2008. We have investments in 41 hotels, two restaurants, six tourist trains and two river cruise operations in 25 countries. Our hotels include the Hotel Cipriani in Venice, the Grand Hotel Europe in St. Petersburg, the Hotel Ritz in Madrid, the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Maroma Resort and Spa in Riviera Maya, Mexico and La Samanna in St. Martin, French West Indies.

        We also own and operate the '21' Club restaurant in New York, New York and La Cabana restaurant in Buenos Aires. Besides hotels and restaurants, we operate a tourist train and cruise business which runs six tourist trains, four of which we own, including the legendary Venice Simplon-Orient-Express in Europe. We began constructing and selling private residences with initial projects in Keswick, Virginia in 1999 and St. Martin, French West Indies in 2005.

        We seek properties that are unique as well as luxurious. We promote the local brand and use the Orient-Express Hotels brand as an assurance of quality to our customers. We believe that discriminating travelers seek distinctive hotels and that these travelers are prepared to pay higher rates for this type of travel experience. As a result, we believe that we tend to achieve higher room rates than the brand chains and other competitors.

Investment Highlights

        Positioning Our Company for Economic Downturn.    In 2008, we commenced a series of initiatives geared to position our company to navigate the impending economic crisis. These included reduction in fixed overheads of $20 million, reduction in planned capital expenditures to a targeted 2% of revenue, suspension of certain development projects, improved management of working capital and suspension of our dividends. We expect the savings in fixed costs and the capital expenditures to be recurring as the economic climate recovers.

        Reduction of Debt.    We have undertaken a purposeful strategy to reduce our long-term debt position. In addition to the use of proceeds from this offering, we have identified a number of non-core assets that we do not believe are key to our portfolio of unique, individual and high valued properties. We intend to sell these non-core assets with the primary purpose of de-leveraging our balance sheet. In addition, we own developments of real estate in St. Maarten, Caribbean, and in the United States which are being progressively sold over the medium term.

        Distinguished Brand Names.    Our brand name "Orient-Express Hotels" originated with the legendary luxury train traveling between Paris and Istanbul in the late 19th and early 20th centuries. We believe this brand name is recognized worldwide and is synonymous with sophisticated travel and refined elegance. Also, many of our individual properties, such as the Hotel Cipriani and the '21' Club, have distinctive, local brand identities. We are launching our new visual identity and with it reinforce our brand values. We have evaluated the strategic opportunities of our brand, and concluded these include increasing the efficiencies and effectiveness of the portfolio, growing repeat business, attracting new customers and its use in attracting owners and partners.

        Luxury Leisure Market Focus.    We focus exclusively on the luxury end of the leisure market. We serve those guests who are willing to pay a premium for services and accommodation that have a special image, style and character. Our philosophy is that "quality is luxury with personality."

        Pricing Power.    The strong reputation and distinctive character of our properties tends to command a considerable rate premium over those of our competitors.

        Sales, Marketing and Distribution Advantages.    We attract guests who we believe have often made a specific decision to stay at one or more of our properties and therefore are more likely to book directly with our hotels. As a result, this reduces our marketing costs and third-party sales commissions. We extensively utilize public relations as a communications tool by working with journalists and travel writers, and we enjoy substantial media exposure because of the distinctive nature of our properties.

        Management Opportunities.    We manage all of our owned properties and, in certain circumstances, we will pursue management opportunities for properties in which we have an equity interest of 50% or less. We consider management or management with equity interest a model for growth, taking advantage of our superior brand power, and we expect to see increased opportunities to grow in this area supported by the rollout of our new brand strategy.

        Positive Opportunities as Industry Cycle Turns.    We believe that as in 2002 and 2003, the current downturn in the economic cycle in the leisure industry will result in opportunities to invest in selected acquisitions and continue hotel expansions in anticipation of renewed demand for luxury hotel and tourist products. We plan to continue this investment strategy into the next recovery period. During past downturns, we were also generally successful in maintaining room rates. The resilience of our client base helped sustain long term earnings growth.

        Acquisitions, Expansions, and Property Development.    We are committed to growing our business profitably through revenue per available room, or RevPAR, growth at our existing hotels, and, in the longer term, through new property acquisitions, expansions of existing properties, and property development. We believe that when demand fully recovers for hotels, we will be able to increase our room rates further at our established properties, given the prestige of our brand names and significant barriers to entry.

        Acquisitions.    In the past few years, we have made numerous new investments, including the following:

  •
  We have an ongoing 50/50 joint venture with local investors in Peru pursuant to which we built in 2007, and opened in April 2008, Las Casitas del Colca, a small luxury bungalow hotel near the 11,000 foot high rim of Colca Canyon in Southern Peru. The hotel features an intimate dining room and a swimming pool and spa, and guests can enjoy tours of the scenic canyon which is famous for its giant condors.

  •
  In October 2007, we commenced operation of Hotel das Cataratas directly beside the famous Iguaçu Falls in Brazil on the border with Argentina, having been awarded a 20-year lease by the Brazilian government. It is the only hotel in the national park surrounding the falls, a World Heritage location. First opened in 1958 on a site of about four acres, the hotel has two restaurants, conference facilities, a swimming pool and tennis court, and tropical gardens looking out at the falls. We have plans to continue an extensive renovation and upgrade of the property in phases which began in 2008 and continues through 2009, estimated to cost $30 million. At March 31, 2009, $16 million remains committed but not spent. This commitment is fully financed.

  •
  In July 2006, we announced a major expansion of our business in South East Asia with the acquisition of the Pansea hotels group, which included the Napasai hotel on the north side of Koh Samui island of Thailand, two properties on Bali in Indonesia (Jimbaran Puri Bali and Ubud Hanging Gardens), La Résidence d'Angkor in Siem Reap, Cambodia, a 66% interest in The Governor's Residence in the embassy district of Rangoon, Burma with an agreement to increase our interest to 100% and, finally, a 69% interest in La Résidence Phou Vao in Luang Prabang, the ancient capital of Laos.

  •
  Between February 2006 and March 2008, we acquired in stages for a total of $11.6 million a 100% interest in Casa de Sierra Nevada, a 37-key luxury resort in the colonial town of San Miguel de Allende, Mexico. Opened in 1952, the hotel is comprised of nine Spanish colonial buildings built in the 16th and 18th centuries. We have renovated the hotel, including development of new suites, a full service spa, and a new pool and garden area. We also own and operate a nearby cooking school and retail shop.

        We intend to enhance our portfolio of distinctive luxury properties around the world through management contracts, joint ventures and, in the longer term, through acquisitions. Factors in our evaluation of potential opportunities include the uniqueness of the property, attractions for guests in the vicinity, acceptability of financial returns, upside potential through pricing, expansion or improved marketing, limitations on nearby competition and convenient access.

        Expansions.    As noted above in the description of our recent acquisitions, we have invested in expansions at existing properties by adding rooms and facilities such as spas and conference space. We believe these investments will lead to attractive returns on such investments because the incremental operating costs are low.

        In 2009, we completed a refurbishment of 36 suites at the Copacabana Palace Hotel in Rio de Janeiro, Brazil, increasing the room count by 18 rooms to 251 rooms. We also opened a new 'destination bar' in March 2009.

        In April 2009, we opened 19 additional one-bedroom and three two-bedroom thatched villas at Jimbaran Puri Bali, each with butler service and a luxurious private swimming pool beside a teakwood deck, set in a traditional Balinese garden and courtyard.

        In the winter of 2008-09, at the Hotel Cipriani, we refurbished two floors of the San Marco Wing, creating 11 suites from 16 standard rooms. The hotel also saw the addition of a new bar facility and two new spa treatment rooms.

        In 2007, we opened spas at The Inn at Perry Cabin in St Michaels, Maryland and at the Copacabana Palace Hotel. Another new spa opened at the Mount Nelson Hotel in Cape Town, South Africa, early in 2008. Each of these was designed to reflect the local style and atmosphere of the hotel and offer indigenous spa treatments.

        We also made significant investments in existing room stock and property enhancement in 2007. These investments included the opening of eight new suites at La Residencia, in Mallorca, Spain, the establishment of the Windsor Court Club Floors comprising 59 rooms and suites over four floors at the hotel in New Orleans, and the renovation of 12 rooms in the 48-room Governor's Residence in Rangoon, Burma.

        Major expansion projects undertaken in 2005 and 2006 included the addition of 11,000 square feet of function space at the Copacabana Palace in the hotel's former casino rooms, refurbishment work at Reid's Palace in Madeira, including rebuilding the swimming pools and adding a spa, and the addition of guest rooms and suites at the Villa San Michele in Florence, Italy and La Residencia in Mallorca, Spain.

        Development of Private Residences.    We are also reviewing potential opportunities for developing private residences in our portfolio. Certain of our hotels have vacant land inventory which is suitable for the construction of for-sale high-end vacation villas and apartments adjacent to our hotels. In some cases, these residences may be incorporated into existing hotel operations. Our future strategy is to develop only private residences that have been substantially pre-sold. From our existing developments, we expect to generate future cash flow of between $105 million and $145 million. We can give you no assurance that any of the proposed sales necessary to generate these cash flows will be consummated.

        We are currently building the Porto Cupecoy development on 12 acres in Sint Maarten, Caribbean, adjacent to our La Samanna hotel in St. Martin. It will consist of 181 apartments and 30,000 square feet of shop, restaurant and marina space. The apartments will range from 750 to 3,000 square feet in size. We plan to build and sell the units in phases, with construction completion currently scheduled for later this year, and to retain management of most of the units sold. At March 31, 2009, approximately 46% of the apartments at Porto Cupecoy had been pre-sold with $10 million of sales occurring during the 2009 winter season. We also have planning permission to build a further 60 units at Porto Cupecoy.

        On the French side of St. Martin, we are also developing the Villas at La Samanna. We plan to construct, in phases, up to 37 private homes on 36 acres. A first phase of eight large homes, in three or four bedroom configurations each with a private swimming pool, is complete. Marketing of these units is underway, with one villa under offer.

        At Keswick Hall in Virginia, we are continuing to sell residential parcels of land surrounding and adjacent to its Keswick Club championship golf course. We have built the roads and other infrastructure, including some sample homes, while most purchasers build their own custom-designed homes subject to development guidelines. Each sale entitles the purchaser to join the hotel's Keswick Club. To date, 46 of the 87 plots in the Keswick Estates development have been sold at an average price of $0.4 million.

        When we acquired the Pansea hotels group in July 2006, development of 14 private villas was already underway on the 40-acre site of Napasai on Koh Samui in Thailand. Two remain unsold.

        In 2007, we completed the purchase of about 28 acres of vacant land beside our Maroma Resort and Spa on the Riviera Maya in Mexico. We have the opportunity to build up to 20 locally-designed private residential villas which would only be commenced on a substantially pre-sold basis.

        Unique Portfolio of Properties in Areas Where There Are High Barriers to Entry.    Our properties are in distinctive locations throughout the world. Many of our properties are part of the local history and could not be replaced or would be prohibitively expensive to replicate. Also, strict zoning regulations in a number of countries where we operate prohibit or significantly restrict new hotel development in our areas.

        Global Presence.    We operate hotels and restaurants in 21 countries across five continents. Also, our tourist train and river cruise businesses operate in the U.K., continental Europe, South East Asia and South America. Our geographic diversification makes our results of operations less dependent upon any particular region.

        Industry Awards.    We have gained a worldwide reputation for quality and service in the luxury segment of the leisure and business travel markets. Over the years, our properties have won numerous national and international awards given by consumer or trade publications, such as Conde Nast Traveler, Travel & Leisure and Tatler and private subscription newsletters such as Andrew Harper's Hideaway Report, or industry bodies such as the American Automobile Association. Awards received in 2008-09 include:

  •
  La Residencia and Hotel Splendido, #1 and #2 Best Overseas Leisure Hotel—Europe, Asia Minor & Russian Federation, Conde Nast Traveller (UK) 2008 Reader's Travel Awards;

  •
  Hotel Monasterio, #1, Top 15 South American Hotels, 2008 Reader's Choice Awards, Conde Nast Traveler (US);

  •
  Maroma Resort & Spa, #1 in Latin America, World's Best Awards, Travel + Leisure (US);

  •
  Mount Nelson Hotel, Best African Hotel, Ultratravel 100 (UK);

  •
  The Observatory Hotel, Best Luxury Hotel, Australian Travel & Tourism Awards;

  •
  Las Casitas del Colca, named in the Conde Nast Traveler (US) Hot List 2009;

  •
  Orient-Express Hotels, #1 in the Top 10 Luxury Hotel Brands, Women's Wear Daily (US); and

  •
  Le Manoir Aux Quat'Saisons which has retained two Michelin Stars for 23 consecutive years.

        These awards are based on opinion polls of a publication's readers or the professional opinion of journalists or panels of experts, and they are highly prized because they are believed to influence consumer choice.

        Strong Management Team.    Our executive management team includes nine individuals who are responsible for our global strategic direction and have an average of 18 years of experience with Orient-Express Hotels and 27 years of industry experience.

Recent Developments

        Preliminary Results for the Three Months Ended March 31, 2009.    We have released our first quarter preliminary RevPAR, revenue, EBITDA and net earnings results on April 27, 2009. This financial information has been derived from our preliminary unaudited operating results. These financial data, as well as the balance sheet information presented, are subject to normal and recurring adjustments that may arise during the financial statement closing process and quarterly review. Revenue per available room, or RevPAR, is an operating statistic used by Orient-Express Hotels to measure the operating performance of its hotels against comparable prior year periods.

        We expect to finalize and release our quarterly financial statements on May 6, 2009. We currently expect to report the following for the first quarter of 2009:

  •
  RevPAR:  Local currency same store revenue per available room (RevPAR) is expected to be 18% down on the comparable period in 2008, or 26% down in US dollars. RevPAR by geographic region is shown below.

	Local currency	US Dollars
Europe	(35)%	(48	)% (1)
North America	(15)%	(15)%
Rest of World	(12)%	(23)%

    (1)
    The first quarter is traditionally a loss-making period for us because several of our European hotels are closed for most of the quarter.

    Same store RevPAR is a comparison based on the operations of the same units in each period and, among other things, excludes the effect of any acquisitions or major refurbishments.

  •
  Revenue:  Revenue is expected to be $89.4 million in the first quarter of 2009, compared to $114.7 million in the first quarter of 2008. No revenue from Real Estate is expected to be recognized in the first quarter of 2009, whereas revenue in the first quarter of 2008 included $4.1 million from Real Estate.

  •
  Earnings From Unconsolidated Companies:  Earnings from unconsolidated companies are expected to be $1.6 million in the first quarter of 2009, compared to $5.2 million in the first quarter of 2008.

  •
  EBITDA:  In the first quarter of 2009, Orient-Express Hotels' EBITDA is expected to be $1.3 million, compared to EBITDA of $16.4 million in the same period of 2008. In the first quarter of 2009, EBITDA is expected to be reduced by $7.0 million due to impairment charges which are non-cash items, and by $1.2 million due to non-recurring items.

	Three months ended March 31, 2009		Three months ended March 31, 2008
	(Dollars in millions)

EBITDA	1.3	(1)	16.4	(2)
Adjustments:
Legal costs	0.5		—
Management restructuring	0.7		—
Impairment	7.0		—

    (1)
    Includes loss of $0.4 million for Real Estate.

    (2)
    Includes loss of $0.5 million for Real Estate.

  •
  Net Earnings:  Orient-Express Hotels' net loss for the first quarter of 2009 is expected to be $14.6 million compared to a net loss of $4.3 million in the same period of 2008.

	Three months ended March 31, 2009	Three months ended March 31, 2008
	(Dollars in millions)

Net loss	(14.6)	(4.3)
Discontinued operations:	1.1	2.0
Adjustments net of tax:
Legal costs	0.5	—
Management restructuring	0.6	—
Impairment	7.0	—
Foreign exchange loss/(gain)	2.9	(1.6)
Interest rate swaps	1.1	0.3
Number of shares (millions)	50.96	42.47

  •
  GAAP Reconciliation:  The following is a reconciliation between net loss and EBITDA:

	Three months ended March 31, 2009	Three months ended March 31, 2008
	(Dollars in millions)

EBITDA	1.3	16.4
Less :
Depreciation and amortization	(10.1)	(10.3)
Interest expense, net	(9.9)	(12.9)
Foreign currency, net	(3.8)	2.0
Benefit from income taxes	9.4	3.6
Share of provision for income taxes
for unconsolidated companies	(0.4)	(1.2)
Loss from discontinued operations	(1.1)	(1.9)

Net loss	(14.6)	(4.3)

        Management evaluates the operating performance of our segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although our segment EBITDA may not be comparable in all instances to that disclosed by other companies. Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

        Financing Update.    In April 2009, we closed a $30 million secured construction loan for our Porto Cupecoy residential mixed-use development project in Sint Maarten, Caribbean. We have drawn $5.2 million of this loan and have access to a further $12.7 million to fund future expenditures on the project, and may borrow additional amounts as new unit sales at Porto Cupecoy are closed. The Porto Cupecoy project is expected to be completed later this year, and as of March 31, 2009, 84 of the 181 condominium units had been sold.

        We are currently negotiating with a lender to borrow $15 million (approximately $9 million after repayment of existing debt) which would be secured by our Maroma Resort and Spa in Mexico. Additionally, we are negotiating a new $18 million term facility relating to our two Australian hotels. The proceeds of this loan would be used to pay existing debt of $15 million that matures in 2010. We can give you no assurance that we will be successful in closing the loan agreements that we are currently negotiating.

        Update on Covenant Position.    Our financing agreements with several commercial bank lenders contain financial covenants which among other things, require us to satisfy a quarter-end minimum debt service coverage ratio and minimum net worth amounts. At March 31, 2009, Orient-Express Hotels was in compliance with all major covenants, except as noted below.

        Hotel Ritz, Madrid was out of compliance with a debt service coverage ratio in its first mortgage loan facility which is non-recourse to and not credit-supported by Orient-Express Hotels or its joint venture partner in that hotel. Orient-Express Hotels and its partner continue to negotiate with the lender to determine how to bring the hotel back into compliance. We can give you no assurance that these negotiations will be successful.

        As disclosed in our Form 10-K for the fiscal year ended December 31, 2008, we were concerned that we could violate a minimum $600 million tangible net worth covenant in two long-term debt facilities at the end of our first quarter of 2009. Approximately $102.3 million had been borrowed under these facilities at March 31, 2009. We have been negotiating with the bank lenders and have obtained an agreement in principle to a waiver of these net worth covenants. We expect that we will be required to repay $9.7 million in June 2009 in connection with this waiver. We can give you no assurance that we will be successful in completing these negotiations.

        Liquidity and Capital Reserves.    At March 31, 2009, we estimate we had total debt of $843.8 million, working capital loans of $59.5 million and cash balances of $54.8 million, giving a total net debt of $848.5 million compared with total net debt of $835.3 million at the end of the fourth quarter of 2008.

        At March 31, 2009, undrawn amounts available to Orient-Express Hotels under committed short-term lines of credit are estimated at $8.0 million and undrawn amounts available to us under secured revolving credit facilities of $32.0 million, bringing total cash availability at March 31, 2009, to an estimated $94.8 million, including the restricted cash of $13.3 million.

        At March 31, 2009, approximately 40% of our debt was at fixed interest rates and approximately 60% was at floating interest rates. The weighted average maturity of the debt was approximately 3.1 years and the weighted average interest rate (including margin) was approximately 4.2%.

        Disposal of Non-Core Assets.    We have commenced a selective non-core asset disposal program to sell between $150 million and $200 million of our non-core assets, which management expects to be conducted in a measured timescale. In certain locales we have engaged brokers to help expedite the proposed sales, and to date we have received numerous inbound offers from strategic and financial investors for several of these hotel assets, as well as for other assets that have not been placed on the market. Management continues to evaluate a number of prospective bids that we consider attractive from the perspective of both deleveraging and return on invested capital. We can give you no assurance that any of the proposed sales will be consummated.

        In March 2009, Orient-Express Hotels signed a non-binding memorandum of understanding and received a refundable deposit from a prospective buyer for one of its European hotels. The potential buyer is currently conducting due diligence on the property. A non-binding letter of intent has also been signed with respect to another owned hotel.

        One North American hotel is being actively listed for sale, effective March 2009. Offering memoranda were distributed publicly in early April 2009 and a final call for delivery of offers in May has been sent to all interested buyers.

        New York Public Library.    In November 2007, we entered into agreements with the New York Public Library to acquire its Donnell Library branch site adjacent to the '21' Club to construct our first mixed use hotel and residential development in New York City. In February 2009, in light of current and anticipated future economic conditions, we decided to suspend further payments under the agreements, as they had been amended in December 2008. We have been in active settlement discussions with the Library since February with respect to an agreement to secure these payments and spread them over the next 24 - 30 months. We can give you no assurance that we will reach an acceptable settlement with the Library.

        Implementation of New Brand Strategy.    We have started rolling out a new brand strategy which we expect will increase the visibility of the Orient-Express brand globally throughout our business segments and product offerings. This initiative, achieved at minimal cost, is intended to position Orient-Express Hotels as a collection of deluxe travel and hospitality experiences, each of which would be individually branded and focused on authentic local product and service. Management is hopeful that our new brand strategy will provide Orient-Express Hotels with public relations and commercial advantages; will increase efficiencies and the effectiveness of the portfolio; drive revenue and repeat business; and be attractive to property owners and potential partners.

        See "Risk Factors—Risks Relating to Our Financial Condition and Results of Operations" on page S-19 of this prospectus supplement for additional recent developments.

* * *

        We maintain our registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Our main service subsidiary—Orient-Express Services Ltd.—in the United Kingdom is located at 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7921-4000, and our main United States service subsidiary—Orient-Express Hotels Inc.—has offices at 1114 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

        Our website is www.orient-express.com. The information on this website is not a part of this prospectus supplement or the accompanying prospectus.

        In this prospectus supplement, "Orient Express Hotels," the "Company," "we," "us" and "our" refer to Orient Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

THE OFFERING

Class A common shares offered by us	22,500,000 shares
Total class A common shares to be outstanding after this offering	73,459,500 shares
Total class A common shares and class B common shares to be outstanding after this offering	91,503,978 shares(1)
Over-allotment option	3,375,000 shares
Use of proceeds

We intend to pay $9.7 million principal amount of a loan outstanding under a revolving credit facility and to use the balance of the net proceeds for our general corporate purposes which may include the reduction of our debt and the funding of our working capital needs. See "Use of Proceeds."

Risk factors	See "Risk Factors" beginning on page S-14 for a discussion of factors you should consider carefully when making an investment decision.
NYSE symbol	OEH
Transfer agent and registrar	Computershare Trust Company, N.A.

(1)
The 18,044,478 class B common shares are owned by a subsidiary of Orient-Express Hotels. Under Bermuda law, those shares are outstanding and may be voted, although in computing earnings per share of our company the class B common shares are treated as a reduction to outstanding shares.

        The number of class A common shares to be outstanding immediately after this offering as shown above is based on 50,959,500 class A shares outstanding as of April 28, 2009. This number assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 3,375,000 class A common shares. This number excludes:

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  995,950 class A common shares issuable upon the exercise of stock options outstanding as of April 28, 2009, having a weighted average exercise price of $24.16 per share;

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  500,000 class A common shares issuable upon the vesting of performance share awards outstanding as of April 28, 2009;

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  an aggregate of up to 84,550 class A common shares reserved for future issuance as of April 28, 2009 under our 2000 and 2004 Stock Option Plans; and

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  18,044,478 class B common shares outstanding as of April 28, 2009 which are convertible into class A common shares.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference into this prospectus are or include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our expectations and projections about future events affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties, particularly those risks and uncertainties inherent in our industry. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements, including, among other things:

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  competitive factors in our businesses,

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  overall economic activity,

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  future capital expenditures,

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  future legislation in any country where we have significant assets or operations,

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  strikes or other labor disruptions,

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  currency fluctuations, and

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  trends in our future operating performance.

        If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus or the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference.

        We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus supplement, the accompanying prospectus or in incorporated reports, the words "anticipate," "believe," "may," "will," "estimate," "continue," "intend," "plan," "expect" "potential," "continue," or "opportunity," and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus supplement and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and incorporated reports might not transpire.

        Except as may be required by law, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

RISK FACTORS

        Our business is subject to various risks, including those described below. You should carefully consider the "Risk Factors" below, as well as those included under Part I-Item 1A. of our most recent Annual Report on Form 10-K, as amended, which is incorporated by reference in this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein when making an investment decision.

        We have separated the risks into three general groups:

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  risks of our business,

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  risks that relate to our financial condition and results of operations, and

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  risks of investing in class A common shares.

        We have only described the risks we consider to be the most significant. There may be additional risks that we currently deem less material or that are not presently known to us.

        If any of these risks occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. When we state below that a risk may have a material adverse effect, we mean that the risk may have one or more of these effects. In that case, the market price of the class A common shares could decline.

        This prospectus supplement, including the documents incorporated by reference herein, also contains forward looking statements that involve risks and uncertainties. We refer you to "Forward Looking Statements" in this prospectus supplement. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks of Our Business

Our operations are subject to adverse factors generally encountered in the lodging, hospitality and travel industries.

        Besides the specific conditions discussed in the risk factors below, these adverse factors include:

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  cyclical downturns arising from changes in general and local economic conditions and business activities, which impact levels of travel and demand for travel products,

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  recurrence of rising travel costs such as increased air travel fares and higher fuel costs,

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  political instability of the governments of some countries where our properties are located or operate, resulting in depressed demand,

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  less disposable income of consumers and the travelling public,

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  dependence on varying levels of tourism, business travel and corporate entertainment,

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  changes in popular travel patterns,

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  competition from other hotels and leisure time activities,

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  periodic local oversupply of guest accommodation, which may adversely affect occupancy and actual rates achieved,

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  increases in operating costs at our properties due to inflation and other factors which may not be offset by increased revenues, and changes in costs of materials,

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  regional and local economic and political conditions affecting market demand for travel products, including recessions, civil disorder, and acts or threats of terrorism,

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  expropriation or nationalization of our properties by foreign governments,

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  foreign exchange rate movements impacting our revenues and costs,

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  adverse weather conditions or destructive forces like fire or flooding that sometimes result in closure of our properties,

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  reduction in domestic or international travel and demand for our properties due to actual or threatened acts of terrorism or war, outbreak of contagious disease, travel-related accidents or industrial action, increased transportation and fuel costs, and natural disasters, and

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  seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

        The effects of many of these factors vary among our hotels and other properties because of their geographic diversity.

        For example, civil unrest in Burma in September 2007 resulted in reservation cancellations at The Governor's Residence and Road To Mandalay at the beginning of the seasonal high demand period for those properties. Bookings were recovering but suffered a new setback when the hotel and ship were damaged by a cyclone hitting Burma in May 2008.

        Also, as a result of the terrorist attacks in the United States in September 2001 and the subsequent military actions in Afghanistan and Iraq, international, regional and even domestic travel was disrupted. Demand for most of our properties declined substantially in the latter part of 2001 and in 2002. Further acts of terrorism or a military action, or the threat of either, could again reduce leisure and business travel, thereby adversely affecting our results.

        The currently weakening economies of North America, Europe and other regions and the current disruption of financial markets in various parts of the world have resulted in shorter lead times for reservations at many of our properties in 2009 because of customers' economic uncertainty. Shorter booking lead times were also experienced in the 2001 - 2002 period. As a result, our ability to forecast operating results and cash flows has been reduced. These factors have also affected our liquidity outlook.

The hospitality industry is highly competitive, both for acquisitions of new hotels and restaurants and for customers at our properties.

        We compete for hotel and restaurant acquisition opportunities with others who may have greater financial resources. These competitors may be prepared to accept a higher level of financial risk than we can prudently manage. This competition may have the effect of reducing the number of suitable investment opportunities offered to us and increasing our acquisition costs because the bargaining power of property owners seeking to sell or to enter into management agreements is increased.

        Some of our properties are located in areas where there are numerous competitors, particularly in city centers. Competitive factors in the hospitality industry include:

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  convenience of location,

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  the quality of the property,

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  room rates and menu prices,

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  the range and quality of food services and amenities offered,

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  types of cuisine, and

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  name recognition.

        Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations.

        Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities, or significantly expand, improve or introduce new facilities in the markets in which we operate. For example, new passenger rail services may operate starting in 2009 on the Cusco-Machu Picchu line of PeruRail for the first time in direct competition, which may reduce PeruRail's profitability. As another example, largely because of new hotel competition in Bora Bora as well as high cost structures, we decided in late 2007 to dispose of Bora Bora Lagoon Resort.

The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by us.

        We and our various properties are subject to numerous laws and government regulations, including those relating to the preparation and sale of food and beverages, liquor service, and health and safety of premises. The properties are also subject to laws governing our relationship with employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits.

        The success of expanding existing properties depends upon obtaining necessary building permits or zoning variances from local authorities. Failure to obtain or delay in obtaining these permits could adversely affect our strategy of increasing revenues and earnings through expansion of existing properties.

        We are also subject to U.S. and foreign laws and regulations relating to the environment and the handling of hazardous substances that may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it.

Our acquisition, expansion and development strategy may be less successful than expected and, therefore, our growth may be limited.

        Management intends to increase our revenues and earnings in the long term through acquisition of new properties and expansion of existing properties. The ability to pursue new growth opportunities successfully will depend on our management's ability to:

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  identify properties suitable for acquisition and expansion,

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  negotiate purchases or construction on satisfactory terms,

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  obtain the necessary financing and government permits,

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  build on schedule and with minimum disruption to guests, and

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  integrate new properties into our operations.

        Also, the acquisition of properties in new locations may present operating and marketing challenges that are different from those encountered in our existing locations. We can give you no assurance that management will succeed in our growth strategy, in particular in the face of the current global economic uncertainty.

        Our management plans to develop new properties in the future. New project development is subject to such adverse factors as:

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  site deterioration after acquisition,

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  inability to obtain necessary government permits,

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  inclement weather,

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  labor or material shortages,

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  work stoppages,

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  availability of equity funding, construction finance and mortgage loans,

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  weak economic environment before, during or after development,

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  claims and disputes between us and other contracting parties,

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  untimely opening,

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  high start-up costs, and

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  weak initial market acceptance of a new property.

        For example, El Encanto in Santa Barbara was originally closed for extensive renovations in late 2006, with an expected reopening in 2008. However, because of changes in rebuilding plans, delays in obtaining government permits, a slower pace of construction than initially expected and difficulty in obtaining financing in the current economic turmoil, reopening of the hotel has been delayed at least until 2011.

        As another example, due to the current global financial crisis, including the problems in the credit and real estate markets, we have been unable at this time to obtain suitable financing and/or equity partners for our New York hotel development project adjoining the '21' Club. We have therefore advised the New York Public Library with whom we have contracted to purchase the project site that we have determined not to exercise our right further to extend the closing date of the purchase of the site and that we would suspend further payments as provided in the purchase and sale agreement between the parties. We have been in active settlement discussions with the Library since February 2009 with respect to an agreement to secure these payments and spread them over the next 24 - 30 months. We can give you no assurance that we will reach an acceptable settlement with the Library. If we cannot reach a satisfactory resolution of the matter with the Library, the Library may initiate litigation against us making claims under the agreement.

We may be unable to obtain the necessary additional capital to finance the growth of our business.

        The acquisition, expansion and development of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade our properties, are capital intensive. The availability of future borrowings and access to capital markets for equity financing to fund these acquisitions, expansions and projects depend on prevailing market conditions and the acceptability of financing terms offered to us. We can give you no assurance that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings may be dilutive to the existing holders of common shares. Future debt financings may require restrictive covenants that would limit our flexibility in operating our business. See also "Risks Relating to Our Financial Condition and Results of Operations" below.

Our operations may be adversely affected by extreme weather conditions and the impact of natural disasters.

        We operate properties in a variety of locales, each of which is subject to local weather patterns affecting the properties and customer travel. As our revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, hurricanes in August and October 2005 caused damage to the Windsor Court Hotel in New Orleans and Maroma Resort and Spa on Mexico's Yucatan Peninsula, resulting in temporary closure of the hotels for repairs. Similarly, The Governor's Residence and Road to Manadalay cruiseship, both in Burma, were damaged by a cyclone in May 2008. We carry property and loss of earnings insurance in amounts management deems reasonably adequate, but damages may exceed the insurance limits or be outside the scope of coverage.

If the relationships between us and our employees were to deteriorate, we may be faced with labor shortages or stoppages, which would adversely affect our ability to operate our facilities.

        Our relations with our employees in various countries could deteriorate due to disputes related to, among other things, wage or benefit levels, working conditions or management's response to changes in government regulation of workers and the workplace. Operations rely heavily on employees' providing a high level of personal service, and any labor shortage or stoppage caused by poor relations with employees, including labor unions, could adversely affect the ability to provide those services, which could reduce occupancy and room revenue and even tarnish our reputation.

Our plans to expand existing properties, develop new ones and build residential units for sale at our properties are subject to project cost, completion and resale risks.

        Successful new project development depends on timely completion within budget and satisfactory market conditions. Risks that could affect a project include:

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  construction delays or cost overruns that may increase project costs,

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  delay or denial of zoning, occupancy and other required government permits and authorizations,

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  write-off of development costs incurred for projects that are not pursued to completion,

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  natural disasters such as earthquakes, hurricanes, floods or fires that could adversely impact a project,

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  defects in design or construction that may result in additional costs to remedy, or that require all or a portion of a property to be closed during the period needed to rectify the situation,

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  inability to raise capital to fund a project because of poor economic or financial conditions,

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  claims and disputes between us and other contracting parties resulting in delay, monetary loss or project termination,

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  government restrictions on the nature or size of a project or timing of completion, or on the ownership of completed units such as by foreign nationals, and

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  changes in market conditions for residences, such as credit availability and pricing terms, or oversupply that may affect our ability to sell residential units at a profit or at price levels originally anticipated.

Our owned hotels and restaurants are subject to risks generally incidental to the ownership of commercial real estate and often beyond our control.

        Our owned hotels and restaurants are subject to risks generally incidental to the ownership of commercial real estate and often beyond our control. These include:

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  fluctuating demand for commercial real estate as an investment,

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  changes in national, regional and local economic and political conditions,

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  changes in interest rates and the availability, cost and terms of financing,

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  the impact of present or future government legislation and regulation (including environmental laws),

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  the ongoing need for capital improvements to maintain or upgrade properties,

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  changes in property taxes and operating expenses, and

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  the potential for uninsured or underinsured losses.

Loss or infringement of our brand names could adversely affect our business.

        In the competitive hotel and leisure industry in which we operate, trade names and trademarks are important in the marketing, promotion and revenue generation of our properties. We have a large number of trade names and trademarks, and expend resources each year on their surveillance, registration and protection. Our future growth is dependent in part on increasing and developing our brand identities. The loss, dilution or infringement of any of our brand identities could have an adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Financial Condition and Results of Operations

The current uncertainty in the financial markets and sustained weakening of the economies of many countries could impact our business and financial condition.

        As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption recently, including, among other things, volatility in securities prices and diminished liquidity and credit availability. Furthermore, the economies of the United States and other countries are slowing down, leading to economic recessions which could, among other things, reduce the amounts persons and businesses spend on travel, hotels, dining and entertainment. As a result, we may experience pressure on our pricing, reduced occupancy at our properties, and fewer customers from traditional markets for our hotels and other travel products. We are not able to predict the likely duration or severity of the current disruption in financial markets or the general economic uncertainty in the United States and the world. However, if economic conditions continue or worsen, they could decrease our future revenue, profitability and cash flow from operations which could adversely impact our liquidity and financial condition, including our ability to comply with financial covenants in our loan facilities.

The financial uncertainty and economic weakening identified in the previous Risk Factor could adversely impact our liquidity and financial condition, in particular our ability to raise additional funds for our cash requirements for working capital, commitments and debt service.

        During the 12 months ending December 31, 2009, we have approximately $29,700,000 of scheduled debt repayments, excluding amounts relating to revolving facilities, which we expect to meet through operating cash flow and other available committed facilities. This also excludes $3,000,000 of debt at Keswick Hall which comes due when the relevant building lots are sold. Additionally, our capital commitments at December 31, 2008 amounted to $76,600,000, of which $53,000,000 relates to the purchase of land and a building adjoining the '21' Club from the New York Public Library. We have informed the Library that we wish to defer or restructure the purchase. The balance of $23,600,000 is currently covered by committed funding and projected operating cash flow. We expect to incur costs of a further $31,961,000 to complete our Porto Cupecoy development, bridge-funded largely by a short-term loan completed in April 2009.

        We are discussing with our advisers the most appropriate way of funding the remaining unfunded commitments. Options available to us, depending on availability in the current economic and financial environment and our continuing compliance with financial covenants in our existing loan facilities, include raising additional debt at property level, issuing debt instruments or equity, rescheduling loan repayments or capital commitments, disposing of properties or other assets for cash, or a combination of the foregoing. We have prepared cash flow projections which indicate we will have available cash from operations, appropriate debt finance and other sources sufficient to fund our working capital requirements, committed capital expenditures, committed acquisitions and debt service for the foreseeable future. We are also taking steps to enhance our liquidity and capital position, including as follows:

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  In December 2008, we amended our agreements with the New York Public Library, which allowed us to defer closing of our purchase of the Donnell branch adjacent to the '21' Club. Under these amendments, we made an additional deposit with the Library of $3,000,000 in December 2008 and received a series of options to defer the closing 30 days at a time by making further deposits, a portion of which would be deemed interest. We exercised the first extension option and made an additional $1,000,000 deposit in January 2009, but did not elect to exercise a further option or make a further extension deposit in February 2009, and have advised the Library that, due to the current global financial crisis and conditions in the credit and real estate markets, we would not be in a position to close on the purchase of the Donnell branch as provided in the purchase contract. By letter dated February 27, 2009, the Library advised us that we will be in default under the purchase agreement if we do not close the transaction and that the Library may elect to exercise its rights and remedies under the agreement and is otherwise reserving its rights. We have been in settlement discussions with the Library since that date with respect to an agreement to secure future payments and spread them over the next 24 - 30 months. We can give you no assurance that we will reach an acceptable settlement with the Library. If we cannot reach a satisfactory resolution of the matter with the Library, the Library may initiate litigation against us making claims under the agreement.

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  The reopening of El Encanto in Santa Barbara (currently closed for refurbishment) has been delayed to 2011, which defers $50,000,000 of capital expenditures and enables us to open this property in more favorable market conditions. We are seeking a development partner to provide equity funds to complete this project.

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  We have cancelled proposed hotel acquisitions previously under discussion in Zambia and Puglia, Italy and, with our proposed joint venture partner, cancelled new hotel building projects previously discussed in Miami, Florida, Panama City, Panama, and Cartagena, Colombia.

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  Cash dividend payments on our class A and B common shares have been suspended, beginning in 2009.

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  We have reduced planned 2009 capital expenditures to $12,000,000 needed to complete specific property improvements that were already underway, principally at the Grand Hotel Europe, St. Petersburg and Hotel Cipriani, Venice, or to comply with local building or health and safety regulations. We plan to spend no more than $12,000,000 replacing furniture, fixtures and equipment across all of our properties in 2009.

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  We are achieving annual overhead cost savings of at least $20,000,000 starting in the latter part of 2008 through 2009. Personnel changes have been implemented following a review of our hotel management and operating structures, and reductions have been made in selling, general and administrative costs.

        However, we can give you no assurance that, in the current economic and financial environment, additional sources of financing for our unfunded commitments will be available to us or available on commercially acceptable terms, or that we will be able to reschedule loan repayments or capital commitments, or that the foregoing steps to enhance our liquidity and capital position will bridge any shortfall. If additional sources of financing are unavailable, including because of possible future breach of loan financial covenants, we may be unable to fund our cash requirements for working capital, commitments and debt service.

Covenants in our financing agreements could be breached or could limit our discretion in operating our businesses, causing us to make less advantageous business decisions; Our indebtedness is collateralized by substantially all of our properties.

        Our financing agreements with several commercial bank lenders contain covenants that include limits on additional debt collateralized by mortgaged properties, limits on property liens and limits on mergers and asset sales, and financial covenants requiring maintenance of minimum net worth amounts or a minimum debt service coverage, or establishing a maximum debt to equity ratio or a maximum loan to collateral value ratio. Indebtedness is also collateralized by substantially all of our properties. Future financing agreements may contain similar provisions and covenants or even more restrictive ones. If we fail to comply with the restrictions in our present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow the creditors to foreclose on the properties collateralizing the debt.

        We are in regular discussions with our bankers regarding funding requirements and to ensure our continued compliance with the financial covenants applicable to us in our existing loan facilities. At December 31, 2008, we were in compliance with all major covenants, although the Hotel Ritz, Madrid was out of compliance with a debt service coverage ratio in its first mortgage loan facility which is non-recourse to and not credit-supported by us or our joint venture partner in that hotel. We and our partner are discussing with the lender how to bring the hotel back into compliance.

        We recognize that, in the current economic climate, there is an enhanced risk of a covenant breach if weak trading conditions lead to a deterioration of our results and the costs of implementing remedial steps reduce our earnings in any given period. If current economic conditions, including the volatility recently experienced in foreign exchange and global debt markets, continue or worsen, we believe there is heightened risk that we could breach certain financial covenants applicable to us during 2009.

        Our liquidity would be adversely affected if a covenant breach occurred in a material loan facility and we were unable to agree with our bankers how the particular financial covenant should be amended or how the breach could be cured. We expect to take pro-active steps to meet with our bankers to seek an amendment to any specific financial covenant if we believed that it was likely that the covenant would be breached because of adverse trading conditions or incurrence of additional costs. We can give you no assurance, however, that our loan facility lenders would agree to modify any affected covenant, which could impact our ability to fund our cash requirements for working capital, commitments and debt service and could cause an event of default under any affected loan facility.

     Expected loan covenant breach at March 31, 2009

        At the time of filing the 2008 Form 10-K in February, we noted that as of March 31, 2009, we might be in breach of a minimum $600,000,000 tangible net worth covenant in two long-term debt facilities under which $103,300,000 had been borrowed at December 31, 2008. As noted below, we are negotiating a waiver of this covenant.

        The relevant loan agreements define tangible net worth as consolidated shareholders' equity less intangible assets. This breach may have occurred in part because of the following movements in our accounts:

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  In the three months ended December 31, 2008, we raised $52,514,000 of new equity capital, after fees and costs, by selling 8.5 million newly issued class A common shares. Our net loss in the quarter was $48,056,000, and our shareholders' equity was reduced by a further $61,109,000 mainly because of foreign exchange movements of $50,048,000 which reduced the carrying value of our net assets in U.S. dollars on translation from the applicable local currency, and because of costs of $8,825,000 associated with the change in the fair value of effective interest rate hedge derivatives. As a result, our consolidated shareholders' equity fell by $57,126,000 in the quarter ended December 31, 2008.

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  Also in the three months ended December 31, 2008, the net book value of intangible assets increased by $20,949,000 largely because goodwill of $40,395,000 was recognized as a result of the consolidation of Charleston Place Hotel for the first time, partially offset by a reduction in the carrying value of goodwill by an impairment charge of $9,252,000 and a reduction of $8,842,000 as a result of foreign exchange movements in the quarter.

        Combining these two movements, our tangible net worth decreased by $78,075,000 in the three months ended December 31, 2008. We expect a further decline in tangible net worth in the three months ended March 31, 2009. The first quarter each year is traditionally our lowest earning period due to the seasonality of our business and foreign exchange rates moved against us at the end of the quarter, which will reduce shareholders' equity.

        We have been negotiating with the bank lenders and have obtained an agreement in principle to a waiver of these net worth covenants. We expect that we will be required to repay $9.7 million in June 2009 in connection with this waiver. We can give you no assurance that we will be successful in completing these negotiations.

Our substantial indebtedness could adversely affect our financial health.

        We have a large amount of debt in our capital structure and may incur additional debt from time to time. As of December 31, 2008, our consolidated long-term indebtedness was $860,123,000 (including the current portion). This substantial indebtedness could:

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  require us to dedicate much of our cash flow from operations to debt service payments, and so reduce the availability of cash flow to fund working capital, capital expenditures, product and service development and other general corporate purposes,

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  limit our ability to obtain additional financing for our business,

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  increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our activities, or

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  limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

        We must also repay or refinance our indebtedness in the future. Although we may seek to refinance our indebtedness, we may be unable to obtain refinancing on satisfactory terms, in particular because of the current economic uncertainty in debt markets. Any failure by us to repay indebtedness when due may result in a default under our indebtedness and cause cross-defaults under other indebtedness.

Increases in prevailing interest rates may increase our interest payment obligations.

        Approximately 60% of our consolidated long-term debt at December 31, 2008 accrues interest that fluctuates with prevailing interest rates, so that any rate increases may increase our interest payment obligations. From time to time, we enter into hedging transactions in order to manage our floating interest rate exposure, but we can give you no assurance that those hedges will be successful. At December 31, 2008, approximately $319,870,000 of long-term debt was subject to fixed interest rate swaps.

Currency fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

        Substantial portions of our revenues and expenses are denominated in non-U.S. currencies such as European euros, British pounds sterling, Russian rubles, South African rand, Australian dollars, Peruvian nuevos soles, Botswana pula, Brazilian reais, Mexican pesos, French Pacific francs and various South East Asian currencies. In addition, we buy assets and incur liabilities in these foreign currencies. Foreign exchange rate fluctuations may have a material adverse effect on our financial statements and/or operating margins.

        Our financial statements are presented in U.S. dollars and can be impacted by foreign exchange fluctuations through both:

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  translation risk, which is the risk that the financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

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  transaction risk, which is the risk that the currency of costs and liabilities fluctuates in relation to the currency of revenue and assets, which fluctuations may adversely affect our operating margins.

Our ability to pay dividends on the class A common shares is limited.

        We have paid quarterly cash dividends on our class A and B common shares in the amount of $0.025 per share in 2004 through 2008 but have suspended dividends beginning in 2009. We can give you no assurance that we will be able to resume dividend payments in the future because of debt repayment requirements, a downturn to our business or other reasons.

        Under Bermuda law, we may not pay dividends or make other distributions on the class A and B common shares if there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due, or if the realizable value of our assets is less than the aggregate of our liabilities, issued share capital and "share premium accounts" (share premium is defined as the amount of shareholders' equity over and above the aggregate par value of issued shares). We can give you no assurance that we will not be restricted by Bermuda law from paying dividends. See "Description of Common Shares—Dividend Rights" in the accompanying prospectus.

We are subject to accounting regulations and use certain accounting estimates and judgments that may differ significantly from actual results.

        Implementation of existing and future standards and rules of the U.S. Financial Accounting Standards Board ("FASB") or other regulatory bodies could affect the presentation of our financial statements and related disclosures. Future regulatory requirements could significantly change our current accounting practices and disclosures. These changes in the presentation of our financial statements and related disclosures could change an investor's interpretation or perception of our financial position and results of operations. For example, we became subject to FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", in the first quarter of 2007 requiring us to recognize at that time a substantial initial FIN 48 liability with a corresponding adjustment to retained earnings. Our future income tax cost may include a tax benefit as the initial FIN 48 provision is released or a tax cost as new FIN 48 liabilities are recognized, in addition to the tax costs or benefits that relate to our trading activities and results.

        We use many methods, estimates and judgments in applying our accounting policies. By their nature, these are subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments which could significantly affect our results of operations.

        As an example of these estimates and judgments, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", we evaluate goodwill at least annually, or when events or changes in circumstances, such as adverse changes in the industry or economic trends or an underperformance relative to historical or projected future operating results, indicate the carrying value may not be recoverable. Our impairment analysis incorporates various assumptions and uncertainties that we believe are reasonable and supportable considering all available evidence, such as the future cash flows of the business, future growth rates and the related discount rate. However, these assumptions and uncertainties are, by their very nature, highly judgmental. There is no guarantee that our business will achieve the forecasted results which have been included in our impairment analysis. If we are unable to meet these assumptions in future reporting periods, we may be required to record a further charge in a future statement of operations for goodwill impairment losses, in addition to the impairment charge of $9,252,000 recorded in 2008 and $7,048,000 recorded in the three months ended March 31, 2009.

Risks of Investing in Class A Common Shares

We are not restricted from issuing additional class A or B common shares, and any sales could negatively affect the trading price and book value of the class A common shares outstanding.

        We may in our discretion sell newly issued class A or B common shares from time to time. We can give you no assurance that we will not make significant sales of class A or B common shares in public offerings or private placements to raise capital, for funding future acquisitions, in employee equity compensation programs or for other corporate purposes. Any sales could materially and adversely affect the trading price of the class A common shares outstanding or result in dilution of the ownership interests of existing shareholders.

The price of the class A common shares may fluctuate significantly, which may make it difficult for shareholders to sell the class A common shares when they want or at desired prices.

        The price of the class A common shares on the New York Stock Exchange constantly changes. Our management expects that the market price of the class A common shares will continue to fluctuate. Holders of class A common shares will be subject to the risk of volatility and depressed prices.

        Our share price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  quarterly variations in operating results,

  •
  operating results that vary from the expectations of management, securities analysts and investors,

  •
  changes in expectations as to future financial performance, including financial estimates by securities analysts and investors,

  •
  developments generally affecting our business or the hospitality industry,

  •
  market speculation about a potential acquisition of our company,

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments,

  •
  announcements by third parties of significant claims or proceedings against us,

  •
  the dividend policy for the class A and B common shares,

  •
  future sales of equity or equity-linked securities, and

  •
  general domestic and international economic conditions.

        In addition, the stock market in general can experience volatility that is often unrelated to the operating performance of a particular company. Recently this volatility has been extreme. These broad market fluctuations may adversely affect the market price of the class A common shares.

Investors in an offering of class A common shares by us may pay a much higher price than the book value of our class A common shares.

        If you purchase class A common shares in an offering by us, you may incur immediate and substantial dilution representing the difference between our net tangible book value and the as adjusted net tangible book value per share after giving effect to the offering price. We may also in the future issue additional shares of our authorized and unissued class A common shares in connection with compensation of our management, future acquisitions, future public offerings or private placements of our class A common shares for capital raising purposes or for other business purposes, all of which will result in the dilution of the ownership interests of holders of our class A common shares. Issuance of additional class A common shares may also create downward pressure on the trading price of our existing class A common shares that may in turn require us to issue additional shares to raise funds through sales of our securities. This will further dilute the ownership interests of holders of our class A common shares.

Our management may have broad discretion over the use of the net proceeds from this offering.

        Our management may have broad discretion as to the use of the proceeds from any offering by us. Accordingly, you may be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

Our wholly-owned subsidiary, which has two of our directors on its board of directors, may control the outcome of most matters submitted to a vote of shareholders.

        Our wholly-owned subsidiary, Orient-Express Holdings 1 Ltd. ("Holdings"), currently holds all 18,044,478 outstanding class B common shares representing about 78% of the combined voting power of class A and B common shares for most matters submitted to a vote of shareholders, and our directors and officers hold class A common shares representing an additional 0.3% of combined voting power. In general, holders of class A common shares and holders of class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, as long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, Holdings could control the outcome of most matters submitted to a vote of the shareholders.

        Under Bermuda law, our common shares owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its shares is determined by the four directors of Holdings, two of whom, John D. Campbell and Prudence M. Leith, are also our directors, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting us, and to block a number of matters relating to any potential change of control of our company.

        Certain institutional shareholders (collectively owning approximately 11.9% of our class A common shares) have challenged our corporate governance structure as it relates to the ownership and voting of class B common shares, including by proposing shareholder resolutions to amend our bye-laws to treat the class B shares as "treasury shares" with no voting rights and to cancel the class B shares. Those resolutions were rejected at the October 10, 2008 special general meeting of shareholders of our company by a majority of the votes of the outstanding class A and class B common shares, voting together as a single class. Following the defeat of the resolutions at the special general meeting, these shareholders filed a petition in the Supreme Court of Bermuda seeking similar and related relief. See "Description of Common Shares—Capital Share Structure—Voting" in the

accompanying prospectus. We believe the Bermuda litigation is without merit and intend to defend the action vigorously.

        The corporate governance structure of our company has been analyzed by legal counsel, and our board of directors and management believe that the structure is valid under Bermuda law. It enables our company to oppose any proposals that are contrary to our best interests and the best interests of our shareholders, including coercive or unfair offers to acquire our company, and thus preserve the value of our company for all shareholders. This corporate governance structure has been in place since our initial public offering in 2000, and has been fully described in our public filings and clearly disclosed to investors considering buying our class A common shares. However, the outcome of any litigation is uncertain. Additional litigation against us or other future challenges of our governance structure may occur which may cause us to incur added costs, such as legal expenses, to defend our corporate governance structure.

Provisions in our charter documents, and the preferred share purchase rights currently attached to the class A and B common shares, may discourage a potential acquisition of us, even one that the holders of a majority of the class A common shares might favor.

        Our memorandum of association and bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

  •
  a supermajority shareholder voting provision for the removal of directors from office with or without cause,

  •
  a supermajority shareholder voting provision for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of shareholders, and

  •
  limitations on the voting rights of such 15% beneficial owners.

        Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although our management believes these provisions provide the shareholders an opportunity to receive a higher price by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer is favored by shareholders holding a majority of our equity.

        We have in place a shareholder rights agreement providing for rights to purchase our series A junior participating preferred shares. The rights are not currently exercisable and they are attached to and trade together with the class A and B common shares on a one-to-one basis. These rights may have anti-takeover effects on a potential acquirer holding 15% or more of the outstanding class A or B common shares.

        These anti-takeover provisions are in addition to the ability of Holdings and our directors and officers to vote shares representing a significant majority of the total voting power of our common shares. See the Risk Factor immediately above.

A judgment of a United States court for liabilities under U.S. securities laws might not be enforceable in Bermuda, or an original action might not be brought in Bermuda against us for liabilities under U.S. securities laws.

        We are incorporated in Bermuda, a majority of our directors and officers are residents of Bermuda, the United Kingdom and elsewhere in Europe, and most of our assets and the assets of our directors and officers are located outside the United States. As a result, it may be difficult for shareholders to:

  •
  effect service of process within the United States upon us or our directors and officers, or

  •
  enforce judgments obtained in United States courts against us or our directors and officers based upon the civil liability provisions of the United States federal securities laws.

        We have been advised by Appleby, our Bermuda legal counsel, that there is doubt as to:

  •
  whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against us or our directors and officers, and

  •
  whether an original action could be brought in Bermuda against us or our directors and officers to enforce liabilities based solely upon the United States federal securities laws.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $123 million, or approximately $141 million if the underwriters' over-allotment option is exercised in full.

        We intend to use $9.7 million of the net proceeds to repay in part a revolving credit facility which our subsidiary that owns the Windsor Court Hotel has with a syndicate of banks led by Oversea-Chinese Banking Corporation Limited. At December 31, 2008, the borrowings under this facility totaled $47 million and were used by Windsor Court Hotel for working capital purposes. This revolving loan bears interest at the rate of 3.92% per annum.

        We intend to use the balance of the net proceeds from this offering primarily for our general corporate purposes, which may include the reduction of our debt and the funding of our working capital needs. Proceeds that will be used to repay debt will initially be held in cash. Over the next several weeks, we intend to consider and to discuss with our bank lenders which loans will be repaid and the amounts of the proposed repayments.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2008,

  •
  on an actual basis, and

  •
  as adjusted to reflect the sale by Orient-Express Hotels of 22,500,000 class A common shares in this offering at the public offering price of $5.75 per share, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $240,000.

        The information set forth below should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

	As of December 31, 2008
	Actual (audited)	As Adjusted * (unaudited)
	(in thousands)
Cash and cash equivalents	$78,788	$191,754

Long-term debt and obligations under capital leases including current portion and working capital facilities **	$914,302	$904,602

Shareholder's equity:
Preferred share $0.01 par value (30,000,000 shares authorized, issued nil)	—	—
Class A common shares $0.01 par value (120,000,000 shares authorized); Issued 50,959,500 actual; 73,459,500 as adjusted	510	735
Class B common shares $0.01 par value (120,000,000 shares authorized); Issued 18,044,478	181	181
Additional paid-in capital	570,727	699,877
Retained earnings	271,571	264,862
Accumulated other comprehensive income	(60,210)	(60,210)
Less: reduction due to class B common shares owned by a subsidiary—18,044,478	(181)	(181)

Total shareholders' equity	782,598	905,264

Total capitalization	$1,696,900	$1,809,866

    *
    The as adjusted amounts above do not reflect the exercise by the underwriters of their over-allotment option to purchase up to an aggregate of an additional 3,375,000 shares. If such option were exercised in full at the public offering price of $5.75 per share, we would receive an additional $18,436,000 in cash proceeds (after deducting underwriting discounts and commissions), resulting in a $33,750 increase in class A common shares and $19,372,500 in additional paid-in capital and a $970,000 decrease in retained earnings.

    **
    Includes European, U.S. and Brazilian revolving credit facilities and working capital facilities in Italy and the United Kingdom.

DESCRIPTION OF COMMON SHARES

        We currently have authorized 120,000,000 class A common shares, and 120,000,000 class B common shares, par value $0.01 each. As of April 28, 2009, there were 50,959,500 class A common shares outstanding. As of April 28, 2009, there were also 18,044,478 class B common shares outstanding, which are owned, and can be voted, by Orient-Express Holdings 1 Ltd., our wholly-owned subsidiary ("Holdings"). These class B common shares are accounted for as a reduction to outstanding shares for purposes of computing earnings per share while they are owned by Holdings.

        For a more detailed description of our common shares, please refer to "Description of Common Shares" in the accompanying prospectus.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us the number of class A common shares set forth below at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	21,375,000
Barclays Capital Inc.	1,125,000

Total	22,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the class A common shares offered hereby are subject to certain conditions precedent. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the class A common shares offered by this prospectus supplement, other than those covered by the over- allotment option described below, if any of the class A common shares are purchased.

        We have been advised by the representative of the underwriters that the underwriters propose to offer the class A common shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.17 per share under the public offering price. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

        The underwriting discounts and commissions per share are equal to the public offering price per class A common share less the amount paid by the underwriters to us per class A common share. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the option to purchase additional shares described below:

		Total
	Per Share	Without Exercise of Option	With Full Exercise of Option
Discounts and commissions paid by us	$0.2875	$6,468,750	$7,439,062.50

        The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $240,000 and are payable by us.

        We have granted an option to the underwriters to purchase up to 3,375,000 additional class A common shares at the public offering price less the underwriting discounts. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement solely to cover any over-allotments. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional class A common shares as the number of class A common shares to be purchased by it in the above table bears to the total number of class A common shares offered by this prospectus supplement.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Certain of our executive officers and directors have agreed, with limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any class A common shares or other securities convertible into or exchangeable or exercisable for shares of our class A common shares or derivatives of our class A common shares owned by these persons or class A common shares issuable upon exercise of options or warrants held by these persons and not to enter into any hedging transaction for a period of 60 days after the date of this prospectus supplement without the prior written consent of the representative of the underwriters. This consent may be given at any time without public notice. We have entered into a similar 60-day agreement with the underwriters, which agreement also includes restrictions on the filing of any registration statement by us with respect to shares of our class A common shares and on the public announcement of any intention to effect any restricted transaction subject to certain exceptions. There are no agreements between the representative of the underwriters and any of these persons releasing them from these lock-up agreements prior to the expiration of the 60-day period.

        In connection with the offering, the underwriters may purchase and sell our class A common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any short position by purchasing shares in the open market.

        Stabilizing transactions consist of various bids for or purchases of our class A common shares made by the underwriters in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our class A common shares. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our class A common shares. As a result, the price of our class A common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        This prospectus supplement and the accompanying prospectus in electronic format are being made available on Internet web sites maintained by the underwriters and may be made available on web sites maintained by other underwriters. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

        The underwriters or their affiliates have either provided investment banking and/or commercial banking services to us and our affiliates in the past or may do so in the future for which they receive customary fees and commissions. Affiliates of Barclays Capital Inc. are lenders under our credit facilities and may receive a share of the net proceeds from this offering to the extent any net proceeds are used to repay borrowings under the credit facilities.

        The transfer agent and registrar for the class A common shares is Computershare Trust Company, N.A.

        Our class A common shares trade on the New York Stock Exchange under the symbol "OEH."

LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, will pass upon matters of United States law for us with respect to this offering. Appleby, Hamilton, Bermuda, will pass upon matters of Bermuda law for us with respect to this offering, including the validity of the issuance of the class A common shares. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed on March 31, 2009, registration number 333-158308, as amended, with the SEC under the Securities Act of 1933. We refer you to this registration statement for further information about us and the class A common shares offered hereby.

        We file annual, quarterly and special reports and other information with the SEC (Commission File Number 1-16017). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended on Form 10-K/A on April 27, 2009,

  •
  the description of our class A common shares which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and

  •
  the description of the Rights under the Rights Agreement, dated as of June 1, 2000 and amended and restated as of April 12, 2007 and amended on December 10, 2007, which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007, for the registration of the Rights under Section 12(b) of the Exchange Act.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination or completion of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus supplement and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1114 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

        We are a Bermuda company and a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

P R O S P E C T U S

Class A Common Shares Preferred Shares	Orient-Express Hotels Ltd. $300,000,000	Warrants Debt Securities

        We may offer to the public from time to time in one or more series or issuances:

  •
  class A common shares (with accompanying rights to purchase our series A junior participating preferred shares);

  •
  preferred shares;

  •
  warrants to purchase class A common shares (with accompanying rights to purchase our series A junior participating preferred shares), preferred shares and/or debt securities; or

  •
  debt securities consisting of debentures, notes or other evidences of indebtedness.

        Our series A preferred junior participating preferred shares are attached to and transferable only with the class A common shares.

        We refer to the class A common shares, the preferred shares, warrants and debt securities collectively as "securities" in this prospectus.

        Our class A common shares are traded on the New York Stock Exchange under the symbol "OEH". On March 30, 2009, the reported closing price per class A common share was $4.00.

        The securities will have a total public offering price not to exceed $300,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

        We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus on page 3.

        Investing in these securities involves certain risks. Please carefully consider the "Risk Factors" in Part I-Item 1A. of our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

        None of the Securities and Exchange Commission, any state securities commission or any Bermuda regulatory authority has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

        In this prospectus, "Orient-Express Hotels," "we," "us" and "our" refer to Orient-Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

 SUMMARY

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors" and "Forward-Looking Statements."

Orient-Express Hotels Ltd.

        We are a hotel and travel company focused on the luxury end of the leisure market with many well-known and highly acclaimed properties. We manage all of our properties, including those we partially own.

        Hotels and restaurants represent the largest segment of our business. We have investments in 41 hotels, two restaurants, six tourist trains and two river/canal cruise operations in 25 countries. Our hotels include the Hotel Cipriani in Venice, the Grand Hotel Europe in St. Petersburg, the Hotel Ritz in Madrid, the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Maroma Resort and Spa in Riviera Maya, Mexico and La Samanna in St. Martin, French West Indies.

        We also own and operate the '21' Club restaurant in New York, New York and La Cabana restaurant in Buenos Aires. Besides hotels and restaurants, we operate a tourist train and cruise business which runs six tourist trains, four of which we own, including the legendary Venice Simplon-Orient-Express in Europe. We began constructing and selling private residences with initial projects in Keswick, Virginia in 1999 and St. Martin, French West Indies in 2005.

Corporate Information

        We maintain our registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Our main service subsidiary—Orient-Express Services Ltd.—in the United Kingdom is located at 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7921-4000, and our main United States service subsidiary—Orient-Express Hotels Inc.—has offices at 1114 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

        Our website is www.orient-express.com. The information on this website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges:

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	2.0	2.1	1.8	2.0	1.0

 FORWARD-LOOKING STATEMENTS

        This prospectus, and the reports and other information that we filed with the Securities and Exchange Commission (SEC) that are incorporated by reference in this prospectus, contain forward-looking statements, including statements regarding, among other things

  •
  competitive factors in our businesses,

  •
  future capital expenditures,

  •
  future legislation in any country where we have significant assets or operations,

  •
  strikes or other labor disruptions,

  •
  currency fluctuations, and

  •
  trends in our future operating performance.

        We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus or in incorporated reports, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and incorporated reports might not transpire.

        Except as may be required by law, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

        You should consider the "Risk Factors" included under Part I-Item 1A. of our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair out business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our class A common shares could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, repayment of debt, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

        We may sell securities in any of the ways described below, including any combination thereof:

  •
  to or through underwriters or dealers;

  •
  through one or more agents; or

  •
  directly to one or more purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

  •
  the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

  •
  the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

        Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

        We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

  •
  whether class A common shares for those securities will be offered under the shareholder purchase rights;

  •
  the number of those securities or warrants that will be offered under the shareholder purchase rights;

  •
  the period during which and the price at which the shareholder purchase rights will be exercisable;

  •
  the number of shareholder purchase rights then outstanding;

  •
  any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

  •
  any other material terms of the shareholder purchase rights.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

        Certain persons participating in this offering may engage in over-allotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON SHARES

        We currently have authorized 120,000,000 class A common shares, and 120,000,000 class B common shares, par value $0.01 each. As of February 28, 2009, there were 50,959,500 class A common shares outstanding. As of February 28, 2009, there were also 18,044,478 class B common shares outstanding, which are owned, and can be voted, by Orient-Express Holdings 1 Ltd., our wholly-owned subsidiary. These shares are accounted for as a reduction to outstanding shares for purposes of computing earnings per share while they are owned by Holdings.

        The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our charter documents and bye-laws.

Dividend Rights

        Holders of our class A and class B common shares receive such dividends as our board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

        For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

  •
  we can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

  •
  we can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

  •
  the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in a shareholder rights plan adopted by our board of directors, such as the plan embodied in the shareholder rights agreement described below which permits holders of both class A and class B common shares to purchase series A junior participating preferred shares.

        No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by us to non-resident shareholders, or subjects United States holders of class A or class B common shares to Bermuda taxes. Payment of dividends depends upon our results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

        Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders, subject to the voting rights of the holders of any preferred shares which we may issue in the future.

        In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

  •
  Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

  •
  Any "Business Combination," as defined in the bye-laws, involving us and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels and our subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of shareholders.

  •
  The shareholders may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

  •
  If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of shareholders for a period of five years from the date that such person first became an interested person.

        There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than ten votes for each of three nominees. In the absence of cumulative voting, all of the directors can be elected by those shareholders which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and all outstanding class B common shares each with one vote. As long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

        In general, under The Companies Act 1981 of Bermuda and our bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of our assets, and amendments to our memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, or a change of our independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote.

        The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

        There are no limitations imposed by Bermuda law or by our memorandum of association and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

Capital Share Structure—Voting

        Our wholly-owned subsidiary Orient-Express Holdings 1 Ltd. ("Holdings") currently holds all of our 18,044,478 outstanding class B common shares representing about 78% of the combined voting power of class A and B common shares for most matters submitted to a vote of shareholders.

        On January 12, 2009, D.E. Shaw Oculus Portfolios LLC, D.E. Shaw Valence Portfolios LLC and CR Intrinsic Investments LLC filed a petition in the Supreme Court of Bermuda. The petition alleges, among other things, (i) that Orient-Express Hotels has acted unlawfully by holding and voting, directly or indirectly, its own shares, (ii) that our board of directors has exercised its fiduciary powers for an improper purpose with respect to the holding and voting of class B common shares of Orient-Express Hotels, (iii) that our board of directors has breached its fiduciary duties to Orient-Express Hotels and failed to act in good faith and in the best interests of Orient-Express Hotels and (iv) that our affairs have been conducted in a manner oppressive or prejudicial to the interests of the holders of the class A common shares of Orient-Express Hotels.

        The named respondents in the petition are (i) Orient-Express Hotels, (ii) Holdings and (iii) the seven individual members of our current board of directors.

        The petition does not seek damages but seeks, among other relief, (i) a declaration that it is unlawful for Orient-Express Hotels, directly or indirectly, to hold or vote the class B common shares, (ii) a declaration that the board of directors acted for an improper purpose by holding or voting the class B common shares, (iii) an amendment to our bye-laws that would have the effect of treating the class B common shares as treasury shares with no voting rights, (iv) an order requiring the cancellation of all of the class B common shares, (v) an order restraining Holdings from exercising its voting rights in respect of the class B common shares and (vi) an order authorizing the petitioners to bring proceedings in the name of Orient-Express Hotels to have the class B common shares cancelled and/or to prevent Holdings from exercising voting rights in respect of the class B common shares.

        Our board of directors and management believe that the petition is without merit and intends to defend the action vigorously. The petition does not seek damages and any remedial action against Orient-Express Hotels would likely be limited to compliance, if ordered, with the declaratory and injunctive relief sought. Our corporate governance structure, with dual class A and class B common shares and ownership of the class B shares by Holdings, has been analyzed by legal counsel, and our board of directors and management believe that the structure is valid under Bermuda law. It enables Orient-Express Hotels to oppose any proposals that are contrary to the best interests of Orient-Express Hotels and its shareholders, including coercive or unfair offers to acquire Orient-Express Hotels, and thus preserve the value of Orient-Express Hotels for all shareholders. This corporate governance structure has been in place since our initial public offering in 2000, and has been consistently described in our public filings and disclosed to investors considering buying Orient-Express Hotels' class A common shares.

Preferred Share Purchase Rights

        We have in place a shareholder rights agreement providing for rights to purchase our series A junior participating preferred shares. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in an offering.

        The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

  •
  the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of 15% or more of the outstanding class A common shares or 15% or more of the outstanding class B common shares, but excluding any of our subsidiaries, and

  •
  the commencement or announcement of an intended tender offer or exchange offer for 30% or more of the outstanding class A common shares or 30% or more of the outstanding class B common shares.

        At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle our holder to purchase one one-hundredth of our series A junior participating preferred share at an exercise price of $142. The exercise price will be adjusted in the future to reflect share splits and other changes to the class A and class B common shares.

        However,

  •
  From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

  •
  If, after the shareholder rights agreement takes effect, we are acquired by consolidation, merger or amalgamation, or we sell or otherwise transfer 50% or more of our consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

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  At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels or certain of our affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of shareholders, our board of directors may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of

  (A)
  one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and

  (B)
  one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

        subject to adjustment in certain events.

        Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends. While the issuance of the rights will not be taxable to shareholders or to Orient-Express Hotels for United States federal income tax purposes, shareholders may, depending on the circumstances, recognize taxable income for United States federal income tax purposes in the event the rights become exercisable, or upon their exercise, for class A or class B common shares (or other consideration). The rights will expire on June 1, 2010. However, our board of directors may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

        The purpose of the rights is to diminish the attractiveness of our company to persons who might otherwise have an interest in acquiring control of our company on unfair or coercive terms and to impede such persons from attempting to gain control of our company on such terms through a tender or exchange offer, by a proxy contest or by other means.

        Computershare Trust Company, N.A. serves as the rights agent under the shareholder rights agreement.

Liquidation Rights

        In a liquidation, dissolution or winding-up, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of our liabilities and the liquidation preferences on our preferred shares.

Conversion Rights

        The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

        Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

        In 2007, our shareholders approved amendments to the company's bye-laws that permit certain notices and other documents to be given through the company's website, www.orient-express.com, and notices of our general meetings to be given by posting them on the website or by e-mail.

        The transfer agent and registrar for the class A common shares is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED SHARES

        We currently have authorized 30,000,000 preferred shares, par value $0.01 each, none of which are issued or outstanding.

        Under Bermuda law and our bye-laws, our board of directors is authorized, without shareholder approval, to issue preferred shares from time to time in one or more series. Subject to limitations prescribed by Bermuda law and our bye-laws, the board of directors can determine the number of shares constituting each series of preferred shares and the rights of the preferred rights with regard to dividends, voting, redemption and other matters. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

        If we offer a specific series of preferred shares under this prospectus, we will describe the terms of the preferred shares in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

  •
  the title stated value;

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  the number of shares offered, the liquidation preference per share, and the purchase price;

  •
  the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

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  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  any listing of the preferred shares on any securities exchange or market;

  •
  whether the preferred shares will be convertible into common shares and, if applicable, the conversion price (or how it will be calculated) and conversion period;

  •
  voting rights, if any, of the preferred shares;

  •
  any redemption features;

  •
  any pre-emptive rights;

  •
  a discussion of any material and/or special U.S. federal income tax consideration applicable to the preferred shares;

  •
  the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of Orient-Express Hotels; and

  •
  any material limitations on issuance of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution, or winding up of Orient-Express Hotels.

        The preferred shares offered by this prospectus will, when issued, be fully paid and nonassessable.

        The transfer agent and registrar for any series or class of preferred shares will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase class A common shares, preferred shares, and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

  •
  if applicable, the exercise price for class A common shares and the number of class A common shares to be received upon exercise of the warrants;

  •
  if applicable, the exercise price for preferred shares, the number of preferred shares to be received upon exercise, and a description of that series of our preferred shares;

  •
  if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material U.S. federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the date from and after which the warrants and the class A common shares, preferred shares, and/or debt securities will be separately transferable;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

  •
  information with respect to book-entry procedures, if any;

  •
  the anti-dilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  whether the warrants are to be sold separately or with other securities as parts of units; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Orient-Express Hotels and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

        The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

  •
  the title of the series;

  •
  the aggregate principal amount;

  •
  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

  •
  any limit on the aggregate principal amount;

  •
  the date or dates on which principal is payable;

  •
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

  •
  the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

  •
  the place or places where principal and, if applicable, premium and interest, is payable;

  •
  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

  •
  the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

  •
  whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

  •
  the currency of denomination;

  •
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  •
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

  •
  if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

  •
  the provisions, if any, relating to any collateral provided for such debt securities;

  •
  any events of default;

  •
  the terms and conditions, if any, for conversion into or exchange for class A common shares or preferred shares;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

  •
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Orient-Express Hotels.

        One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

 AUTHORIZED REPRESENTATIVE

        Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is J. Robert Lovejoy, 640 Fifth Avenue, Suite 1700, New York, New York 10019. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Appleby, Hamilton, Bermuda, will pass upon matters of Bermuda law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from Orient-Express Hotels' Annual Report on Form 10-K for the year ended December 31, 2008 as well as the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 that we filed on March 31, 2009, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-16017). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008,

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  the description of our class A common shares which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, and

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  the description of the Rights under the Rights Agreement, dated as of June 1, 2000 and amended and restated as of April 12, 2007 and amended on December 10, 2007, which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007, for the registration of the Rights under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1114 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

        We are a Bermuda company and a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

Orient-Express Hotels Ltd.

22,500,000 Class A Common Shares

Deutsche Bank Securities

Barclays Capital

Prospectus Supplement

April 28, 2009